                                  EXHIBIT 99.1


            THE J. M. SMUCKER COMPANY ANNOUNCES FIRST QUARTER RESULTS

          -    SALES AND EARNINGS GROW TO RECORD LEVELS
          -    U. S. RETAIL SEGMENT RECORDS STRONG REVENUE GAINS
          -    FY 2004 OUTLOOK REMAINS UNCHANGED

ORRVILLE, Ohio, August 21---The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter of its 2004 fiscal year ended July 31, 2003.

FIRST QUARTER RESULTS

Company sales were $350.3 million for the first quarter, up 27 percent compared to $274.9 million in the first quarter of fiscal 2003. The Jif(R) and Crisco(R) brands contributed $156.1 million to sales in the first quarter of fiscal 2004, compared to $87.0 million in last year. Because the merger closed one month into last year's first quarter, an additional month of Jif and Crisco sales totaling $47.3 million, were realized in the first quarter of 2004. Excluding the additional month, sales were up over 10 percent.

Net income was $25.8 million, or $0.51 per share for the first quarter of 2004 compared to $16.0 million or $0.39 per share in last year's first quarter. Net income for the first quarter of 2004 included non-cash charges of $3.2 million or $0.04 per share related to the Company's previously announced restructuring plan. Net income for the first quarter of 2003 included merger-related costs of $4.9 million or $0.07 per share. Excluding such costs in the first quarter of 2004 and 2003, the Company's earnings per share would have been $0.55 and $0.46, respectively.

"The positive momentum we generated last year is continuing as we posted another strong quarter," commented Richard Smucker, president, co-chief executive officer, and chief financial officer. "Our Smucker's(R), Jif, and Crisco brands continue to gain market share and the individual categories in which we participate continue to grow. Distribution of Smucker's Uncrustables(R) continues to expand and we have completed our national rollout of both the peanut butter and jelly and grilled cheese versions of the product. In addition, construction of the new plant in Scottsville, Kentucky is on track for a May 2004 start-up."

The Company uses earnings, excluding restructuring and merger-related costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results, excluding items which management does not believe are indicative of its ongoing operations. A reconciliation of non-GAAP measures to net income is included in the "Financial Highlights" table attached.

EXPENSES

First quarter operating income increased $14.7 million over last year and operating margin improved from 10.0 percent in the first quarter of 2003 to 12.1 percent this year. Excluding restructuring costs this year and merger-related costs last year, operating margin improved from 11.8 percent to 13.0 percent. Gross margin performance also improved in the quarter, increasing from 33.6 percent in last year's first quarter to 34.5 percent this year. This improvement reflects the on-going impact of the higher margin Jif and Crisco businesses and the benefit of lower peanut costs resulting from the passage of last year's Farm Bill.


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Selling, distribution, and administrative (SD&A) expenses as a percent of sales were flat with last year, at 21.8 percent in 2003 and 21.9 percent this year. As expected, marketing costs in the first quarter increased nearly 50 percent over the comparable period last year as the Company continued to invest in its three primary brands. In addition, marketing support for Uncrustables and the additional month of the Jif and Crisco businesses resulted in overall higher costs. Although administrative, distribution and selling expenses were up over the prior year, costs increased at a lesser rate than that of sales. This allowed SD&A as a percent of sales to remain virtually unchanged from last year, despite the increased marketing.

"Our financial performance this quarter met expectations and we look forward to achieving our plan for the remainder of the year," stated Tim Smucker, chairman and co-chief executive officer. "In the second quarter we will be debuting new advertising campaigns for our Smucker's, Jif, and Crisco brands. During the latter part of the year, we expect to focus a great deal on the previously announced restructuring project, which is progressing as planned, and our new Uncrustables facility with the goal of increasing our profitability as we continue to grow sales."

SEGMENT PERFORMANCE

U.S. RETAIL MARKET

The U.S. retail market segment is comprised of the Company's consumer and consumer oils business areas and represents domestic sales of Smucker's, Jif, and Crisco brand products to retail customers.

Sales in the U.S. retail market segment were $248.3 million compared to $168.3 million last year, an increase of nearly 48 percent. Jif and Crisco sales in the month of May accounted for $46.1 million of the segment's increase over the prior year. Without May's sales, the segment was up 20 percent due to strong performance of all three brands.

Sales of Smucker's branded products increased approximately 16 percent over last year's first quarter. Approximately two-thirds of the year-over-year increase was attributed to growth in the fruit spreads and natural peanut butter categories, with the remainder coming from the retail rollout of Uncrustables.

The Jif brand continued to outpace the overall growth of the peanut butter category, which remains strong. For the quarter, Jif was up 74 percent over last year including $25.0 million of sales in May. Excluding May, Jif sales were up 20 percent on a comparable basis with last year.

Crisco also experienced a very strong quarter, with sales up 85 percent over last year's first quarter including May sales of $21.1 million. Again, excluding the benefit of the additional month, the Crisco brand increased 23 percent. During the quarter, the Company introduced Crisco 100% Corn Oil into the marketplace providing the brand an opportunity to participate in the $140 million corn oil segment.

SPECIAL MARKETS

The Special Markets segment is comprised of the foodservice, industrial, international, and beverage business areas.

First quarter 2004 sales in this segment were $102.0 million compared to $106.7 million for the first quarter of fiscal 2003, a decline of 4 percent. This decrease was due primarily to the result of exiting certain low margin business in the foodservice and industrial business areas. Excluding this planned rationalization, the segment increased 3 percent over last year's first quarter due to increases in the foodservice and international business areas.

In the foodservice area, sales were up 5 percent over last year due to growth in the schools market. This market was up over 50 percent, led by continued expansion of Uncrustables into new school districts and the addition of the grilled cheese line extension. Sales of traditional portion control items also were up. These increases were partially offset by the previously announced decision to discontinue as master distributor in foodservice for the Lea & Perrins brand, effective at the beginning of fiscal 2004.

International sales were up 22 percent in the first quarter due mostly to increased sales in Canada and Australia along with favorable exchange rates. Sales in Canada increased nearly 20 percent as measured in local currency due to a combination of additional Crisco sales in May and an overall increase in their core business. Sales of Henry Jones Foods, the Company's Australian subsidiary, also were up double digit as measured in local currency.

In the beverage area, sales declined slightly, down 2 percent as compared to the first quarter of 2003. Last year's first quarter benefited from the initial rollout of new products, primarily Smucker's Powdered Lemonade sold in the club store channel.

Finally, sales in the industrial area were down 39 percent in the first quarter. The decrease in sales was primarily due to the Company's previously announced decision to exit certain contracts. Approximately $5.8 million in sales of now discontinued business were included in last year's first quarter. In addition, sales of bakery fruit fillings to existing customers decreased from the prior year.

OUTLOOK FOR FISCAL 2004

The Company reiterated its guidance originally provided at the time it announced fiscal 2003 earnings. The Company stated that it expects to increase revenues by over 6 percent to approximately $1.4 billion in fiscal 2004 and expects to achieve net income in the range of $105 million to $108 million, an increase of 9 to12 percent over 2003, with a resulting earnings per share range of $2.10 to $2.15. These estimates include approximately $12 million ($7.5 million after-tax) or $0.15 per share of restructuring costs to be recognized by the Company during 2004. Excluding the impact of these charges, income would range from $113 to $115 million, with a corresponding earnings per share range of $2.25 to $2.30.

CONFERENCE CALL

The Company will conduct an earnings conference call and webcast on August 21, 2003, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com. For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling (800) 428-6051 in the United States or (973) 709-2089 internationally and entering replay pass code 303325. The audio replay will be available until Saturday, August 23, 2003, at 11:59 p.m. E.T.

ABOUT THE J. M. SMUCKER COMPANY

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, ice cream toppings, health and natural foods, beverages, and natural peanut butter in North America. In June of 2002, the Company further enhanced its leadership position with the addition of Jif peanut butter and Crisco shortening and oils to the Smucker family of brands. For over 100 years, the Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company has over 2,700 employees worldwide and distributes products in more than 45 countries.

This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows, that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the success and cost of new marketing and sales programs and strategies intended to promote growth in the Jif and Crisco businesses as well as the Company's other businesses, estimated costs associated with the Company's restructuring activities, successful construction and start-up of the Scottsville, Kentucky, plant, the strength of commodity markets from which raw materials are procured and the related impact on costs, the exact time frame in which loss of sales associated with discontinued industrial contracts will occur, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contact:
Richard K. Smucker
President, Co-CEO, and CFO
The J. M. Smucker Company,
(330) 682-3000

Mark R. Belgya
Treasurer
The J. M. Smucker Company
(330) 682-3000

                            The J.M. Smucker Company
                        STATEMENTS OF CONSOLIDATED INCOME


                                                     Three Months Ended July 31,
                                                    -----------------------------
                                                          2003          2002
                                                    -----------------------------
                                                        (Dollars in thousands)

NET SALES                                            $    350,307    $    274,936
Cost of products sold                                     228,220         182,584
Cost of products sold - restructuring                       1,388            --
                                                     ------------    ------------
GROSS PROFIT                                              120,699          92,352
Selling, distribution, and administrative expenses         76,615          59,947
Other restructuring costs                                   1,825            --
Merger and integration costs                                 --             4,887
                                                     ------------    ------------
OPERATING INCOME                                           42,259          27,518
Interest income                                               515             569
Interest expense                                           (1,960)         (2,313)
Other income - net                                            443              60
                                                     ------------    ------------
INCOME BEFORE INCOME TAXES                                 41,257          25,834
Income taxes                                               15,472           9,817
                                                     ------------    ------------
NET INCOME                                           $     25,785    $     16,017
                                                     ============    ============


NET INCOME PER COMMON SHARE                          $       0.52    $       0.39
                                                     ============    ============


NET INCOME PER COMMON SHARE - ASSUMING DILUTION      $       0.51    $       0.39
                                                     ============    ============


Dividends declared per common share                  $       0.23    $       0.20
                                                     ============    ============

Weighted-average shares outstanding                    49,674,408      40,645,895
                                                     ============    ============
Weighted-average shares outstanding -
  assuming dilution                                    50,129,828      41,016,759
                                                     ============    ============

                            The J. M. Smucker Company
                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                             July 31,
                                        2003          2002
                                     ----------   ----------
                                     (Dollars in thousands)
ASSETS
Current Assets:
   Cash and cash equivalents         $  167,468   $   74,095
   Trade receivables                    103,253      111,443
   Inventories                          194,556      195,711
   Other current assets                  15,217       16,762
                                     ----------   ----------
         Total Current Assets           480,494      398,011

Property, Plant & Equipment, Net        288,684      280,588

Other Noncurrent Assets                 871,751      858,661
                                     ----------   ----------
                                     $1,640,929   $1,537,260
                                     ==========   ==========

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                  $   70,064   $   71,763
   Other current liabilities            111,163       94,259
                                     ----------   ----------
         Total Current Liabilities      181,227      166,022

Long-Term Debt                          135,000      135,000
Other Noncurrent Liabilities            185,171      166,966
Shareholders' Equity, Net             1,139,531    1,069,272
                                     ----------   ----------
                                     $1,640,929   $1,537,260
                                     ==========   ==========


                            The J. M. Smucker Company
                              FINANCIAL HIGHLIGHTS

                                                                          Three Months Ended July 31,
-----------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                                     2003         2002
-----------------------------------------------------------------------------------------------------
Net sales                                                                    $ 350,307    $ 274,936

Net income and net income per common share:
     Net income                                                              $  25,785    $  16,017
     Net income per common share - assuming  dilution                        $    0.51    $    0.39

Income and income per common share before restructuring and merger and integration costs: (1)
     Income                                                                  $  27,794    $  19,047
     Income per common share - assuming dilution                             $    0.55    $    0.46


(1)  Reconciliation to net income:
     Income before income taxes                                              $  41,257    $  25,834
     Merger and integration costs                                                 --          4,887
     Cost of products sold - restructuring                                       1,388         --
     Other restructuring costs                                                   1,825         --
-----------------------------------------------------------------------------------------------------
     Income before income taxes, restructuring, and merger and
         integration costs                                                      44,470       30,721
     Income taxes                                                               16,676       11,674
-----------------------------------------------------------------------------------------------------
     Income before restructuring and merger and integration costs            $  27,794    $  19,047
-----------------------------------------------------------------------------------------------------